UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2007
Maxygen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28401	77-0449487
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
515 Galveston Drive
Redwood City, CA 94063
(Address of principal executive offices)
(650) 298-5300
(Registrant’s telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
     On March 13, 2007, Maxygen, Inc. (the “Company”) received written notice from F. Hoffmann-La Roche Ltd and Hoffman-La Roche Inc. (collectively “Roche”) that it has elected to terminate, effective April 12, 2007, the Co-Development and Commercialization Agreement (the “Agreement”), dated as of December 9, 2005, between Maxygen Holdings Ltd., a wholly owned subsidiary of the Company, and Roche. Under the terms of the Agreement, Roche and Maxygen had been pursuing the development and commercialization of MAXY-VII, a next-generation Factor VII, for acute bleeding indications. Upon termination of the Agreement, all rights to the MAXY-VII product candidates revert back to Maxygen.
     The notice from Roche indicated that it was terminating the Agreement based on the inability of the parties to establish an animal model intended to provide pre-clinical de-risking of the program.
     Under the terms of the Agreement, the Company and Roche had agreed to share the costs of worldwide research and development activities in connection with the development of the MAXY-VII product candidates. The Company was to lead early stage clinical development of these product candidates and Roche was to lead late stage clinical development, with exclusive worldwide rights to commercialize the MAXY-VII products subject to the Agreement. In the United States, the Company had the option to co-fund marketing activities in exchange for increased royalty amounts.
     Under the Agreement, the Company received an up-front fee of $8 million from Roche and, in 2006, the Company received a $5 million payment from Roche for the achievement of a manufacturing process development milestone. The Company was eligible to receive additional milestone payments of up to $82 million upon the achievement of development and other milestones, as well as royalties on any product sales.
     The Agreement provides that, until the effective date of termination, Roche and the Company will share certain exit costs, such as the costs of certain non-cancelable obligations for activities ongoing as of the date of the notice from Roche. As a result of the termination of the Agreement, the Company expects to recognize approximately $5.6 million of deferred revenue in 2007 relating to the up-front fee of $8 million received from Roche in 2005.
     A copy of the press release issued by the Company relating to the termination of the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     The Company and Roche remain parties to an existing agreement entered into in 2003 relating to the development and commercialization of the Company’s MAXY-alpha product candidates for the treatment of hepatitis C virus and hepatitis B virus infections.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description

99.1	Press release, dated March 13, 2007, issued by the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxygen, Inc.
Date: March 13, 2007	By:	/s/ Michael Rabson
Michael Rabson
Senior Vice President

Exhibit Index

Exhibit No.	Description

99.1	Press release, dated March 13, 2007, issued by the Company.